Exhibit 23.1

Ernst & Young LLP

1400, EPCOR Tower

10423 - 101 Street

Edmonton, Alberta T5H 0E7

Canada

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment to the Registration Statement (Form S-8) pertaining to the Long-Term Incentive Plan of Stantec Inc. of our reports dated February 24, 2016, with respect to the consolidated financial statements of Stantec Inc. and the effectiveness of internal control over financial reporting of Stantec Inc. included in the Annual Report of Stantec Inc. on Form 40F for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

Yours truly,

/s/ Ernst & Young LLP
Chartered Professional Accountants

Edmonton, Canada

August 5, 2016